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                                                                      Exhibit 56


            JOINT PRESS RELEASE - PIRELLI & C. SPA, EDIZIONE FINANCE
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            INTERNATIONAL SA, HOPA SPA, BANCA INTESA SPA E UNICREDITO
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                                  ITALIANO SPA
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                 OLIMPIA SHAREHOLDERS INTEGRATE 2003 AGREEMENTS

           Shareholders could purchase Telecom Italia ordinary shares

                      Corporate governance will not change


Milan, 28 January 2005 - Olimpia SpA shareholders (Pirelli & C. SpA, Edizione Finance International SA, Hopa SpA, Banca Intesa SpA and Unicredito Italiano
SpA) today signed an agreement which amends and supplements the agreement signed on 2003 among the same companies.

In particular, this integrative agreement allows shareholders to purchase Telecom Italia ordinary shares - but in order that the aggregate holding, when taking into account also shares already owned by Olimpia and by its shareholders, does not exceed a 30% participation in Telecom Italia ordinary share capital - as below:

    o   Pirelli & C. SpA:                    300 million shares

    o   Edizione Finance International SA:   100 million shares

    o   Hopa SpA:                            100 million shares

    o   Banca Intesa SpA                     100 million shares

    o   Unicredito Italiano SpA:             100 million shares


Olimpia shareholders also agreed to modify some terms of the agreement concerning the majority premium Hopa SpA would be granted in case Olimpia would demerge. In particular, shareholders agreed an overall amount of Euro 208 million in case Olimpia would demerge following a stale or agreements would not be renewed at their expiring date, i.e. 8 May 2006.